EXHIBIT 8


 LIST OF SUBSIDIARIES OF LION BIOSCIENCE AKTIENGESELLSCHAFT AS OF MARCH 31, 2002
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         o        LION bioscience Ltd., England

         o        LION Bioscience Inc., U.S.A.

         o        LION bioscience Research Inc., U.S.A.

         o        NetGenics, Inc., U.S.A.